Exhibit 99.1b

ANNUAL CERTIFICATION


Re: Pursuant to the Pooling and Servicing Agreement for Asset-Backed Pass Through Certificates Series 2005-HE1 (the "Servicing Agreement"), dated as of May 1, 2005, between Citigroup Mortgage Loan Trust Inc. (the "Depositor"), U.S. Bank National Association (the "Trustee"), CitiMortgage, Inc.
(the "Master Servicer") and HomEq Servicing Corporation as servicer
(the "Servicer")

I, Arthur Q. Lyon, President of the Servicer, hereby certify to Depositor and the Trustee, the Master Servicer and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      A review of the activities of the Servicer during the 2005 calendar year and the Servicer's performance under the Servicing Agreement has been made under my supervision, the Servicer has complied with the Servicing Agreement in all material respects and, to the best of my knowledge, based on such review, the Servicer has materially fulfilled all of its obligations under the Servicing Agreement throughout such calendar year.


Date: March 15, 2006


/s/ Arthur Q. Lyon
---------------------------
President